UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2004

Armor Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18863	59-3392443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Marsh Landing Parkway, Jacksonville, Florida	32250
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (904) 741-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Agreement to Acquire The Specialty Group, Inc.

Armor Holdings, Inc. (the "Company") executed an Agreement and Plan of Merger, dated as of September 28, 2004 (the "Merger Agreement"), by and among the Company, Specialty Acquisition Corp., an indirect wholly-owned subsidiary of the Company ("Merger Sub"), The Specialty Group, Inc. ("Specialty"), and Joseph F. Murray, Jr. and John P. Sweeney, as the Shareholders' Agent, pursuant to which the Company has agreed to acquire Specialty (the "Specialty Acquisition"). The aggregate purchase price is $92,000,000, subject to certain adjustments as set forth in the Merger Agreement. The purchase price will be paid in full in cash at the closing. However, pursuant to the terms of the Merger Agreement, $10,000,000 will be placed in escrow at closing in order to secure the indemnification obligations of the shareholders of Specialty to the Company, which amount will be released from escrow in tranches ending three years and sixty days from the closing date, provided, that no claims have been made by the Company. The Merger Agreement contains customary indemnification provisions which terminate at varying times unless the indemnified party has, before the expiration of a right to indemnification, provided notice of a claim for indemnification to the indemnifying party. Pursuant to the Merger Agreement, Mr. Murray and Mr. Sweeney are authorized to take certain actions on behalf of the shareholders of Specialty. In connection with the execution of the Merger Agreement by Specialty and the Shareholders' Agent, shareholders owning, in the aggregate, approximately 57% of the issued and outstanding shares of common stock of Specialty have executed Voting Agreements pursuant to which they have agreed to, among other things, vote in favor of the Specialty Acquisition and against any alternative transaction.

There is no material relationship, other than in respect of the Specialty Acquisition, between Specialty, Mr. Murray and Mr. Sweeney, on the one hand, and the Company, Merger Sub or any of their affiliates, or any director or officer of the Company or Merger Sub, or any associate of any such director or officer, on the other hand.

The Company intends to close the acquisition upon the satisfaction of the conditions to closing, which include Hart-Scott-Rodino clearance, approval by the shareholders of Specialty and other customary conditions set forth in the Merger Agreement.

A copy of the Merger Agreement is attached to this report as Exhibit 2.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Merger Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Merger Agreement attached hereto as Exhibit 2.1.

Item 9.01.    Financial Statements and Exhibits

(c)	Exhibits. The following Exhibit is filed herewith as a part of this report:

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of September 28, 2004, by and among Armor Holdings, Inc., Specialty Acquisition Corp., The Specialty Group, Inc., and Joseph F. Murray, Jr. and John P. Sweeney, as the Shareholders' Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2004

ARMOR HOLDINGS, INC.

By:	/s/ Robert R. Schiller
Name: Robert R. Schiller Title: President and Chief Operating Officer

EXHIBIT INDEX

Number	Exhibit
Exhibit 2.1	Agreement and Plan of Merger, dated as of September 28, 2004, by and among Armor Holdings, Inc., Specialty Acquisition Corp., The Specialty Group, Inc., and Joseph F. Murray, Jr. and John P. Sweeney, as the Shareholders' Agent.